Exhibit 99.1
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY (NYSE: JOE) COMPLETES
THE SALE OF A SUBURBAN ATLANTA OFFICE BUILDING FOR $44 MILLION
JOE Completes the Sale of its Investment Building Portfolio
Jacksonville, Florida — (September 19, 2007) — The St. Joe Company (NYSE: JOE) announced today that it completed the sale of Parkwood Point, a 220,000 square foot office building located in suburban Atlanta, GA, to Eola Capital, LLC for $44.0 million. The 8-story Class A, office building is currently approximately 80 percent leased.
     JOE has now completed the sale of its portfolio of investment office buildings located in seven markets throughout the Southeast that had consisted of seventeen buildings with approximately 2.3 million net rentable square feet. The total sales price for the entire portfolio was $377.5 million sold in three separate closings, including this one. Fifteen buildings with 1.8 million square feet sold in the second quarter this year for $277.5 million. A single building with 225,000 square feet was closed for $56.0 million earlier in the third quarter.
About JOE
     The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.
     More information about JOE can be found at our web site at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.
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Copyright 2007, The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight”
design are service marks of The St. Joe Company.